Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTING FIRM

Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm, has audited financial statements of Sunflower Farmers Markets, Inc. as of December 31, 2011, and for the year ended December 31, 2011, as set forth in their report. We have included financial statements of Sunflower Farmers Markets, Inc. in this prospectus and elsewhere in the registration statement in reliance on Ehrhardt Keefe Steiner & Hottman PC’s report, given on their authority as experts in accounting and auditing.

/s/ Ehrhardt Keefe Steiner & Hottman PC

May 8, 2013

Denver, Colorado